Atrion Reports Third Quarter Results

ALLEN, TX -- (Marketwired - October 29, 2013) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2013 revenues and operating income were up 11% and diluted earnings per share were up 6% compared to the results for the third quarter of 2012.

Atrion's revenues for the quarter ended September 30, 2013 totaled $34.0 million compared with $30.6 million for the same period in 2012. Operating income for the just ended quarter was $10.7 million compared to $9.7 million in the same period of 2012. On a diluted per share basis, earnings for the period increased to $3.81 as compared to $3.59 for the same quarter of last year. Net income for the third quarter totaled $7.7 million compared to $7.3 million in last year's third quarter.

Commenting on the results of the third quarter compared to the same period of 2012, David Battat, President and CEO, said, "We are very pleased with our results this quarter with revenues and operating income each showing double-digit increases over the prior year period. The comparative financial results for net income and earnings per share understate the current period's growth due to a significant one-time R&D tax benefit recorded in last year's third quarter. This tax benefit resulted from an IRS arbitration panel's decision awarding us 100% of previously disallowed credits for the 2006-2008 calendar years." Mr. Battat added, "We saw robust increases in revenues for products sold to the cardiovascular and ophthalmic markets, which increased 23% and 30%, respectively, compared to a weak period in the prior year. Together, those product lines accounted for most of the increase in overall revenues for the quarter, with sales in the remaining product areas slightly above the prior year period. Once again, the value of our product diversification can be clearly seen." Mr. Battat concluded, "During the quarter we increased spending on R&D by 52% aimed at product development in all areas but with a special emphasis on cardiovascular. We also repurchased 4,775 shares of our common stock at an average cost of $245.80 per share, while increasing our balance of cash and investments by $6.3 million to $59.3 million."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                             Three Months Ended        Nine Months Ended
                               September 30,             September 30,
                          -----------------------   -----------------------
                             2013         2012         2013         2012
                          ----------   ----------   ----------   ----------
Revenues                  $   34,044   $   30,637   $  100,142   $   90,565
Cost of goods sold            17,003       15,742       51,757       47,168
                          ----------   ----------   ----------   ----------
    Gross profit              17,041       14,895       48,385       43,397
Operating expenses             6,328        5,218       18,777       16,810
                          ----------   ----------   ----------   ----------
    Operating income          10,713        9,677       29,608       26,587

Interest income                  310          411        1,005        1,060
Other income                       -            -            -            2
                          ----------   ----------   ----------   ----------
Income before income
 taxes                        11,023       10,088       30,613       27,649
Income tax provision          (3,350)      (2,829)      (9,800)      (8,914)
                          ----------   ----------   ----------   ----------
    Net income            $    7,673   $    7,259   $   20,813   $   18,735
                          ==========   ==========   ==========   ==========

Income per basic share    $     3.82   $     3.60   $    10.33   $     9.30
                          ==========   ==========   ==========   ==========

Weighted average basic
 shares outstanding            2,007        2,014        2,014        2,015
                          ==========   ==========   ==========   ==========

Income per diluted share  $     3.81   $     3.59   $    10.31   $     9.24
                          ==========   ==========   ==========   ==========

Weighted average diluted
 shares outstanding            2,016        2,022        2,019        2,028
                          ==========   ==========   ==========   ==========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                     Sept. 30,     Dec. 31,
ASSETS                                                  2013         2012
                                                    -----------  -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $    30,724  $     7,999
  Short-term investments                                  8,448        8,182
                                                    -----------  -----------
    Total cash and short-term investments                39,172       16,181
  Accounts receivable                                    16,183       13,054
  Inventories                                            26,488       23,779
  Prepaid expenses and other                              1,592        3,110
  Deferred income taxes                                     623          623
                                                    -----------  -----------
      Total current assets                               84,058       56,747

Long-term investments                                    20,104       28,433

Property, plant and equipment, net                       57,688       59,268
Other assets                                             11,258       11,362
                                                    -----------  -----------

                                                    $   173,108  $   155,810
                                                    ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                    10,904        7,208
  Line of credit                                             --           --
  Other non-current liabilities                          12,968       13,774
  Stockholders' equity                                  149,236      134,828
                                                    -----------  -----------

                                                    $   173,108  $   155,810
                                                    ===========  ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800